EXHIBIT 99.1

ASTEC INDUSTRIES REPORTS FOURTH QUARTER

AND 2004 RESULTS

CHATTANOOGA, Tenn. (March 1, 2005) - Astec Industries, Inc. (Nasdaq: ASTE) today reported results for the fourth quarter and year ended December 31, 2004.

Revenues for the fourth quarter of 2004 were $111.2 million compared with $82.5 million for the fourth quarter of 2003. Domestic sales were $85.4 million for the fourth quarter of 2004, or 76.8% of 2004 fourth quarter revenues, compared to domestic sales of $58.4 million for the fourth quarter of 2003, or 70.8% of 2003 fourth quarter revenues. International sales were $25.8 million for the fourth quarter of 2004, or 23.2% of 2004 fourth quarter revenues, compared to international sales of $24.1 million for the fourth quarter of 2003, or 29.2% of 2003 fourth quarter revenues. The Company reported a net income of $0.3 million, or $0.01 per diluted share, for the fourth quarter of 2004 compared with a net loss of $24.1 million, or $1.23 per diluted share, for the fourth quarter of 2003. The fourth quarter of 2003 included goodwill impairment expense of $16.3 million. Earnings per share from continuing operations for the fourth quarter were $0.03 per diluted share compared to a loss of $1.24 per diluted share for the fourth quarter of 2003.

Revenues for 2004 were $504.6 million compared with $402.1 million for 2003. Domestic sales were $382.0 million for 2004, or 75.7% of 2004 revenues, compared to domestic sales of $308.4 million for 2003, or 76.7% of 2003 revenues. International sales were $122.6 million for 2004, 24.3% of 2004 revenues, compared to international sales of $93.7 million for 2003, or 23.3% of 2003 revenues. The Company reported a net income of $19.1 million, or $0.95 per diluted share, for 2004 compared with a net loss of $29.0 million, or $1.47 per diluted share, for the prior year. Income from continuing operations was $0.62 per diluted share for 2004, compared to a loss from continuing operations of $1.56 for 2003.

The Company sold substantially all of the assets and liabilities of Superior Industries of Morris, Inc. on June 30, 2004. The consolidated statement of operations for 2003 has been restated to reflect discontinued operations for Superior. The results from discontinued operations are presented in the income from discontinued operations line and the gain on disposal of discontinued operations (net of tax) and are excluded from all other lines on the consolidated statement of operations.

Consolidated financial statements for the fourth quarter and year ended December 31, 2004 and additional information related to segment revenues and profits are attached as addenda to this press release.

Astec's backlog at December 31, 2004 was $93.5 million compared to $75.9 million for 2003. Astec's backlog at January 31, 2005, was $114.4 million compared with $87.4 million at January 31, 2004 for a 31% increase.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, "We are pleased with our revenues and profits for 2004. We exceeded our internal forecast and believe that we could have performed much better had it not been for the rapid escalation of steel prices. The fourth quarter was seasonably weak as we expected but remained profitable."

"As we look forward in 2005, we are starting with strong backlogs in each company. We are diligently watching our margins in the face of continued component pricing increases. Steel pricing seems to be stabilizing. The Senate, House and Administration are all finally in agreement on a new $284 billion dollar highway bill. This will increase funding for the next five years, especially in 2005 and 2009."

Dr. Brock added, "With our backlog up 31% at January 31 versus the prior year plus more volume for our customers from an improving economy and increased highway funding, we are optimistic about continued improvement in our operations throughout 2005."

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on March 1, 2005, at 10:00 a.m. EST to review its fourth quarter and fiscal 2004 financial results as well as its near term general outlook for 2005. The number to call for this interactive teleconference is (800) 938-0653. Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website at:

www.astecindustries.com/investors/corporate_info/conference_calls/default.htm

An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Sunday, March 6, 2005, by dialing (877) 519-4471; conference ID number 5729109. A transcription of the conference call will be made available under the investor relations section of the Astec Industries, Inc. website within seven days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company's financial performance for 2005, the effects on the Company from its backlog and increased customer activity and from increased highway funding, the renewal and amount of the highway bill, continued component price increases, the effects of improvements in the economy on our customers, and the stabilization of steel prices. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, future downturns in the economy, rising oil and liquid asphalt prices, rising steel prices, a failure to comply in the future with covenants in the Company's credit facility or to obtain waivers thereof, rising interest rates, decreased funding for highway projects, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2003 and the Company's quarterly reports on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2004.

For Additional Information Contact:

J. Don Brock

Chairman of the Board & C.E.O.

Phone: (423) 867-4210

Fax: (423) 867-4127

E-mail: dbrock@astecindustries.com

or

F. McKamy Hall

Vice President and Chief Financial Officer

Phone: (423) 899-5898

Fax: (423) 899-4456

E-mail: mhall@astecindustries.com

or

Stephen C. Anderson

Director of Investor Relations

Phone: (423) 899-5898

Fax: (423) 899-4456

E-mail: sanderson@astecindustries.com

Astec Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
	December 31	December 31
	2004	2003
Assets
Current Assets
Cash and cash equivalents	$ 8,349	$ 8,751
Receivables, net	45,289	46,018
Inventories	126,970	110,234
Prepaid expenses and other	17,877	18,166
Total current assets	198,485	183,169
Property and equipment, net	96,526	105,182
Other assets	29,807	31,622
Total assets	$ 324,818	$ 319,973
Liabilities and shareholders' equity
Current liabilities
Revolving credit loan	$ 8,517	$ 27,997
Current maturities of long-term debt	3,310	8,689
Accounts payable - trade	35,451	27,972
Other accrued liabilities	44,718	37,510
Total current liabilities	91,996	102,168
Long-term debt, less current maturities	25,857	38,696
Other non-current liabilities	15,134	11,102
Minority interest in consolidated subsidiary	575	490
Total shareholders' equity	191,256	167,517
Total liabilities and shareholders' equity	$ 324,818	$ 319,973

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003
Net sales	$ 111,171	$ 82,454	$ 504,554	$ 402,066
Cost of sales	90,786	71,659	401,482	336,793
Gross profit	20,385	10,795	103,072	65,273
Selling, general, administrative & engineering expenses	19,310	18,886	79,861	73,859
Goodwill impairment	-	16,261	-	16,261
Income (loss) from operations	1,075	(24,352)	23,211	(24,847)
Interest expense	861	1,305	3,889	7,284
Other income, net of expense	82	(134)	292	(183)
Senior note termination expense	-	-	-	(3,837)
Income (loss) from continuing operations before income taxes	296	(25,791)	19,614	(36,151)
Income taxes on continuing operations	(391)	(1,484)	7,021	(5,472)
Minority interest in earnings	64	(5)	111	33
Income (loss) from continuing operations	623	(24,302)	12,482	(30,712)
Income from discontinued operations	13	204	2,320	2,734
Income taxes on discontinued operations	(267)	(38)	(1,155)	(986)
Gain on disposal of discontinued operations (net of tax of $5,071)	(101)	-	5,406	-
Net income (loss)	$ 268	$ (24,136)	$ 19,053	$ (28,964)

Earnings (Loss) per Common Share
Income (loss) from continuing operations:
Basic	$ 0.03	$ (1.24)	$ 0.63	$ (1.56)
Diluted	$ 0.03	$ (1.24)	$ 0.62	$ (1.56)

Income from discontinued operations:
Basic	$ (0.02)	$ 0.01	$ 0.33	$ 0.09
Diluted	$ (0.02)	$ 0.01	$ 0.33	$ 0.09

Net income (loss):
Basic	$ 0.01	$ (1.23)	$ 0.96	$ (1.47)
Diluted	$ 0.01	$ (1.23)	$ 0.95	$ (1.47)

Weighted average common shares outstanding
Basic	19,865,688	19,623,990	19,740,699	19,671,697
Diluted	20,271,167	19,623,990	20,079,349	19,671,697

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended December 31, 2004 and 2003
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group*	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2004 Revenues	26,590	52,617	21,769	9,910	285	111,171
2003 Revenues	17,668	37,708	14,204	12,680	194	82,454
Change $	8,922	14,909	7,565	(2,770)	91	28,717
Change %	50.5%	39.5%	53.3%	(21.8%)	46.9%	34.8%

2004 Gross Profit	2,605	13,579	4,709	380	(888)	20,385
2004 Gross Profit %	9.8%	25.8%	21.6%	3.8%	(311.6%)	18.3%
2003 Gross Profit	645	7,921	2,321	(1,093)	1,001	10,795
2003 Gross Profit %	3.7%	21.0%	16.3%	(8.6%)	516.0%	13.1%
Change	1,960	5,658	2,388	1,473	(1,889)	9,590

2004 Profit (Loss)	(1,925)	5,548	1,676	(2,047)	(2,699)	553
2003 Profit (Loss)	(4,487)	152	(2,914)	(16,184)	(834)	(24,267)
Change $	2,562	5,396	4,590	14,137	(1,865)	24,820
Change %	57.1%	3550.0%	157.5%	87.4%	(223.6%)	102.3%

* The segment data for 2003 and 2004 has been adjusted to reflect the sale of Superior Industries of Morris, Inc.

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits (losses) to the Company's consolidated net income (loss) is as follows:

		For the three months ended December 31
			2004	2003
Total profit (loss) for all segments			553	(24,267)
Minority interest in (earnings) loss of subsidiary			(64)	5
Recapture (elimination) of intersegment profit			134	(40)
Consolidated net income (loss) from continuing operations			623	(24,302)
Income (loss) from discontinued operations, net of tax			(254)	166
Loss on sale of discontinued operations, net of tax			(101)	-
Consolidated net income (loss)			268	(24,136)

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the twelve months ended December 31, 2004 and 2003
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group*	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2004 Revenues	141,050	207,397	91,390	64,386	331	504,554
2003 Revenues	119,302	153,161	75,153	52,410	2,040	402,066
Change $	21,748	54,236	16,237	11,976	(1,709)	102,488
Change %	18.2%	35.4%	21.6%	22.9%	(83.8%)	25.5%

2004 Gross Profit	25,332	49,695	20,565	9,127	(1,647)	103,072
2004 Gross Profit %	18.0%	24.0%	22.5%	14.2%	(497.6%)	20.4%
2003 Gross Profit	14,879	31,107	15,354	1,669	2,264	65,273
2003 Gross Profit %	12.5%	20.3%	20.4%	3.2%	111.0%	16.2%
Change	10,453	18,588	5,211	7,458	(3,911)	37,799

2004 Profit (Loss)	8,109	19,685	7,554	(1,653)	(21,205)	12,490
2003 Profit (Loss)	(2,712)	2,448	560	(22,004)	(9,416)	(31,124)
Change $	10,821	17,237	6,994	20,351	(11,789)	43,614
Change %	399.0%	704.1%	1248.9%	92.5%	(125.2%)	140.1%

* The segment data for 2003 and 2004 has been adjusted to reflect the sale of Superior Industries of Morris, Inc.

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits (losses) to the Company's consolidated net income (loss) is as follows:

		For the twelve months ended December 31
			2004	2003
Total profit (loss) for all segments			12,490	(31,124)
Minority interest in earnings of subsidiary			(111)	(33)
Recapture of intersegment profit			103	445
Consolidated net income (loss) from continuing operations			12,482	(30,712)
Income from discontinued operations, net of tax			1,165	1,748
Gain on sale of discontinued operations, net of tax			5,406	-
Consolidated net income (loss)			19,053	(28,964)

Astec Industries, Inc. and Subsidiaries
Backlog by Segment
December 31, 2004 and 2003
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group*	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2004 Backlog	35,647	47,311	5,363	5,222	-	93,543
2003 Backlog	24,889	39,508	3,134	8,349	-	75,880
Change $	10,758	7,803	2,229	(3,127)	-	17,663
Change %	43.2%	19.8%	71.1%	(37.5%)	-	23.3%

* The segment data for 2003 and 2004 has been adjusted to reflect the sale of Superior Industries of Morris, Inc.